Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

AT THE COMPANY                           FRB / WEBER SHANDWICK
Muriel Lange                             Claire Koeneman         Joe Calabrese
Investor Relations                       (Analyst Info)          (General Info)
(215) 887-2280                           (312) 640-6745          (212) 445-8434
Email: mlange@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                     ACQUISITION OF 101 INDEPENDENCE CENTER

JENKINTOWN, Pa., July 30, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has acquired 101 Independence Center, a 526,000 square foot, Class "A" office building located at the intersection of Tryon and Trade Streets in Charlotte, North Carolina. The Company acquired the property from Cousins Properties Incorporated for an aggregate purchase price of $100 million, including the assumption of $43.3 million of outstanding indebtedness.

101 Independence Center is currently 92% leased, with Bank of America occupying 68%, or 360,000 square feet, of the available space. In connection with the acquisition, Bank of America agreed to extend its leases for 344,000 square feet at the property through 2021, subject to certain termination rights, and the Company paid Bank of America a lease extension fee of $5.7 million. The Company intends to prepay the outstanding indebtedness on the property in the next 30 days. Including the lease extension fee and prepayment penalty associated with early extinguishment of the debt, the Company estimates a capitalization rate (revenues less property operating expenses divided by total investment) of over 8.3% on the property in 2005.

"101 Independence Center is one of Charlotte's premier business addresses, and we are excited to acquire it," said Nicholas Schorsch, president and chief executive officer of American Financial. "Working closely with Bank of America, we were able to structure a transaction which included a long-term commitment by the bank to the property. As a result, the acquisition fits squarely into our profile and represents an excellent addition to our portfolio."

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.


                                       2